October 29, 1998

Securities and Exchange Commission
Washington D.C. 20549

Ladies and Gentlemen:


We were previously principal accountants for Access Pharmaceuticals, Inc., and under the date of March 24, 1998, we reported on the consolidated financial statements of Access Pharmaceuticals, Inc. and subsidiary as of and for the years ended December 31, 1997 and 1996. On October 22, 1998, we resigned. We have read Access Pharmaceuticals. Inc.'s statements included under Item 4 of its Form 8-K date October 29, 1998, and we agree with such statements.

Very truly yours,

KPMG Peat Marwick LLP

/s/ KPMG Peat Marwick LLP
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